Exhibit 10.B.20

April 17, 2006

Jon Rubinstein

J.R. Ruby Consulting Corp.

611 Washington Street Suite 2104

San Francisco, CA  94111

Re:                             Consulting Services for Apple Computer, Inc. (“Apple”)

Dear Jon:

This will confirm that following your resignation from Apple effective April 14, 2006, Apple has asked you through your company J.R. Ruby Consulting Corp., a California corporation, to perform certain consulting services, and that you have agreed to perform such services (collectively, the “Services”), as and when requested by Apple, all as set forth in this letter (the “Agreement”).  In general, the Services may consist of advice regarding the design and development of personal computers, digital music players, and cell phone devices, and related intellectual property matters, as agreed between you and Steve Jobs or his designees from time to time.

You agree to make yourself available to perform the Services for up to 20% of general weekly business hours (an average of one business day per week), as mutually scheduled.  You may also be requested to prepare and provide to Apple certain Work Product (as defined below).  You expressly acknowledge and agree that the Services, together with any Work Product, are intended to be used for Apple’s benefit, to assist Apple in the conduct of its business.  Apple will have the right to use, reproduce and adapt any such Work Product for that purpose.

By signing this Agreement, you expressly acknowledge and agree that Apple:  (1) is not obligated to request any Services from you pursuant to this Agreement, (2) has not guaranteed any level of Services under this Agreement whatsoever, (3) may request you to perform any of the Services or no Services, in Apple’s sole and absolute discretion.  (4) may procure similar or identical Services from others, and (4) may also internally develop similar or identical Services or Work Product.

In connection with your performance of the Services, you are an independent contractor, and you have represented the same to Apple.  You understand and agree that you are not an employee of Apple, that you are ineligible for any Apple employee benefits under this Agreement, and that no employment relationship is created by this Agreement.

You will use your own discretion in performing the Services and will in all respects control the means and manner of your performance, subject to the express condition that you will at all times comply with all applicable laws and Apple policies applicable to the Services provided hereunder (such as business conduct policies).  You will supply all facilities, equipment and supplies necessary for performance of the Services at no additional cost to Apple, provided that Apple in its discretion may make a temporary office and computer systems available to you at its headquarters in connection with your providing the requested Services.  You will not offer or give Apple, or any Apple subsidiary or affiliate, or any of their respective employees or agents, any gratuity, payment or other personal benefit or inducement with a view toward securing business from Apple or influencing the terms, conditions or performance of any Services under this Agreement.

As material consideration for Apple’s execution of this Agreement, you expressly acknowledge and agree that (1) any nonpublic information you obtain in the course of performing the Services under this Agreement, and any nonpublic information you obtained during the term of your employment with Apple, with respect to potential, past and current products and services of Apple (collectively, “Products”) shall be deemed “Confidential Information” as that term is defined below, (2) you are bound by the terms of the confidentiality and intellectual property agreements you signed when you joined Apple with respect to all Confidential Information you learned while you were employed by Apple, and (3) you will not at any time during the term of this Agreement, directly or indirectly, solicit, entice, request, divert, recruit or induce any current employee to leave Apple’s employ or otherwise terminate that person’s relationship with Apple.  You further agree that during the term of this Agreement, you will not become or be employed, directly or indirectly, by, nor will you provide consulting services to, any of Intel Corporation, Dell Inc., Hewlett-Packard Company, Sony Corporation, Motorola Inc., Nokia Corporation, Samsung Group, Microsoft Corporation, or any other company that is working on a final product that is a personal computer, digital music player, or cell phone device, unless otherwise approved in advance by Apple in its sole discretion.  You agree to provide sufficient written disclosure of the nature of the employment or consulting services you wish to render to any such entity so that Apple can evaluate your requested waiver of this provision.  Apple acknowledges that your service as a board member of Immersion Corporation is outside the scope this non-compete.

The following terms and conditions will govern your performance of the Services under this Agreement:

Term.  The term of this Agreement will begin at 12:01 A.M., Pacific Time, on April 17, 2006 and will continue for twelve months thereafter until April 16, 2007.  The parties may by mutual written agreement terminate this Agreement prior to the expiration of the one-year term.

Fees and Expenses.  Apple will pay you a flat fee of $200,000 for your performance of the Services during the term of this Agreement.  Such fee shall be payable in equal quarterly installments of $50,000 within 45 days after the end of each calendar quarter, upon receipt of your invoice for that quarter’s fee.

Apple will also reimburse you for all actual and reasonable out-of-pocket travel and accommodation expenses you incur in connection with your performance of the Services, provided such expenses have been approved in advance by Steve Jobs, Peter Oppenheimer, or their designees.  In order to be reimbursed for any such expenses, you must present us with an original itemized invoice for such amount.  All such amounts will be due and payable net forty-five (45) days from our receipt of the invoice.  If we disagree with or dispute any expense or any amount on any invoice, we will advise you promptly and will work with you diligently and in good faith to resolve any such dispute.  Apple will have no obligation to reimburse you for any expenses submitted to us more than sixty (60) days after the expense is incurred.

Except as set forth above, Apple will have no obligation to pay or reimburse you for any other amount with respect to your performance of the Services, and by your execution of this Agreement, below, you acknowledge that the foregoing sets forth our entire agreement with respect to compensation for your performance of the Services.  You are obligated for any taxes payable by or imposed upon you with respect to any amounts paid to you under this Agreement, and Apple will have no obligation to withhold any such taxes from amounts due to you under this Agreement.

Work Product.  (a) To the extent that you produce any materials in performing the Services, including (but not limited to) notes, reports, memoranda, analyses, documentation, drawings, computer programs (source code, object code and listings), derivatives of pre-existing copyrighted works which you claim, candidate, potential employee, consultant, customer or prospect lists, inventions conceived or reduced to practice during your performance of the Services or resulting from or based upon any Apple Proprietary Information (defined below), creations, designs, trademarks, works of any kind (including, by way of example only, movies and audio or visual works), devices, masks, models, work-in-process, and deliverables, all such materials shall be deemed Work Product.  Apple will retain ownership of all intellectual property rights (such as copyrights and trade secrets) in or to any information and/or materials that Apple supplies to you, or that Apple develops in connection with this Agreement (“Apple’s Materials”).

(b)                                 All Work Product produced by you in the course of performing the Services pursuant to this Agreement shall belong to Apple.  However, you shall exclusively own any intellectual property rights (such as copyrights and trade secrets) (i) owned by you prior to the commencement of Services or (ii) developed or acquired by you independent of the Services provided under this Agreement, if such intellectual property rights are incorporated into any Work Product provided, however, that your rights to these intellectual property rights will not extend to (i) any portion of Apple’s Materials incorporated into any Work Product, or (ii) to any information specific to any Products or Apple’s business operations.

(c)                                  You agree to assign and do hereby expressly assign to Apple all right, title, and interest in and to the Work Product including any and all moral rights you may have in any part of the Work Product.  You also hereby forever waive and agree never to assert any and all moral rights you may have in any part of the Work Product even after termination this Agreement.

During and after the term of this Agreement, you will assist Apple in every reasonable way, at Apple’s expense, to secure, maintain and defend for Apple’s benefit all copyrights, patent rights, mask work rights, trade secret rights and other proprietary rights in and to the Work Product.  You will promptly notify Apple of any and all inventions conceived or reduced to practice in the performance of any Services under this Agreement.

Confidentiality.  You agree that the terms and conditions of the Apple Computer, Inc. Intellectual Property Agreement executed by you on February 3, 1997 and attached hereto as Exhibit A (the “IPA”) shall remain in effect during the term of this Agreement and shall continue to govern your receipt, use and disclosure of “Proprietary Information” (as defined in the IPA).  Apple’s right to equitable relief for your breach of the IPA shall be as specified in Section 5 of the IPA.  Section 3.0(a) of the IPA shall be of no effect since you are no longer an employee of Apple.

Indemnification.  You agree to be responsible for your own actions.  You agree to indemnify and hold harmless Apple and its directors, officers, employees and agents from and against all claims and losses of any type, including reasonable attorneys’ fees, in connection with, in whole or in part:  (i) any negligent act or omission by, or any willful misconduct on the part of, you in the performance of this Agreement; or (ii) your failure to comply with any applicable Federal, state or local law.

(b)                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, SHALL EITHER PARTY HEREUNDER BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED OR SUFFERED BY THE OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST REVENUE, LOSS OF INCOME, OR LOSS OF BUSINESS ADVANTAGE, EVEN IF THE PARTY SUFFERING SUCH DAMAGES, OR AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Assignment.  You agree that you will not subcontract, delegate, assign or otherwise engage the services of any subcontractor to perform any portion of the Services under this Agreement without the express prior written consent of Apple, which Apple may grant or withhold in its sole discretion.  Subject to the foregoing sentence, the rights and obligations of Apple and you under this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors, executors and administrators, as the case may be.

Attorneys’ Fees.  If any action or proceeding, whether regulatory, administrative, at law or in equity, is commenced or instituted to enforce or interpret any of the terms and provisions of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys’ fees, expert witness fees, costs of suit, and expenses, in addition to any other relief to which such prevailing party may be entitled.

Notices.  Any notice required or permitted hereunder shall in writing, and shall be given to you at the address first set forth above, and to Apple at 1 Infinite Loop, Cupertino, California 95014, Attention:  General Counsel, or at such other address as the party may hereafter specify in writing.  Such notice shall be deemed given:  upon personal delivery to the appropriate address; or three (3) business days after the date of mailing if sent by certified or registered mail; or one (1) business day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery.

Complete Understanding; Modification.  This Agreement constitutes the full and complete understanding and agreement between you and Apple relating to your performance of the Services, and supersedes all prior understandings and agreements relating to such subject matter.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by you and an authorized representative of Apple.  The provisions of this Agreement shall prevail over any conflicting provisions in any purchase order, acceptance notice or other document generated by either of us except as expressly provided in the preceding sentence.

Interpretation.  This Agreement has been negotiated by you and Apple with advice, if desired, from our respective counsel.  This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.  The headings and captions herein are included for reference purposes only and shall not affect the interpretation of the provisions hereof.  When used herein, the word “including” will not be construed as limiting.  This Agreement shall be read with all changes of gender and number required by the context.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect to the maximum extent permitted by law.

Jurisdiction; Venue; Dispute Resolution.  This Agreement is governed by the laws of the State of California, without regard to its conflict of laws principles.  Both Apple and you hereby consent to venue in and the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.  Any controversy or claim arising out of or relating to the Services which cannot be resolved by good faith discussions between us may be submitted to voluntary non-binding mediation at the request of either of us, with each of us bearing our own costs of such mediation and one-half the costs of the mediator (who shall be acceptable to each of us).  If mediation is not successful within a reasonable period of time, then either of us can pursue any remedy available or appropriate, including litigation; provided that Apple will be free to seek equitable relief for any breach by you of the confidentiality obligations of this Agreement without first seeking to resolve such matter pursuant to the provisions of this paragraph.

Survival of Terms.  Those provisions of this Agreement that, by their nature, are intended to survive any expiration or termination of this Agreement shall so survive.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

If the foregoing accurately sets forth your agreement with respect to your performance of the Services, please sign the enclosed copy of this letter and return it to me.

Very truly yours,

APPLE COMPUTER, INC.

		By:	/s/ Danielle Lambert

		Its:	VP, HR

ACCEPTED AND AGREED

J. R. Ruby Consulting Corp

By:	/s/ Jon Rubinstein

Its:	President